Exhibit 99.1

Following Friday’s announcement of another 30-day contract extension to allow for continuing contract discussions, misperceptions about our pension proposals have been circulating and must be corrected.

Our goal is to stay in every pension fund and ensure ABF’s long-term viability in order to continue contributing to the funds. We pay money into 25 different multiemployer pension funds. Nearly two-thirds of our Teamster employees are enrolled in plans that are currently in the “critical” or “endangered” zone. Withdrawal from the pension plans would expose ABF to potentially significant withdrawal liability, which would be counterproductive to our efforts to better align our costs with our competitors.

The terms of our initial proposal include pension payments that we believe are sufficient to allow the continued participation of our employees in each of the current 25 pension plans, including the Western Conference pension plan. It is not our intention, nor do we envision any scenario that would result in our withdrawal from any fund in which we are currently participating.

As we have said throughout the course of the negotiations, here are our goals:

1.  To maintain the best-paying jobs in the freight industry.

2.  To stay in our current pension funds.

3.  To ensure our employees have great benefits.

4.  To adapt to the changing needs of our customers, who ultimately decide the fate of our jobs and company.

5.  To put ABF on a path of profitability to secure jobs and retirements, now and in the future.

  A Subsidiary of Arkansas Best Corporation

Corporate Offices: 3801 Old Greenwood Road • Fort Smith, Arkansas 72903